AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this ”Amendment”), is made as of September 2, 2021, by and among Maravai Life Sciences, Inc., a Delaware corporation (“Seller”), Voyager Group Holdings, Inc., a Delaware corporation (“Parent”), VYGR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Maravai LifeSciences Holdings, Inc., a Delaware corporation (“Maravai LifeSciences Holdings”), and Maravai Intermediate Holdings, LLC, a Delaware limited liability company (“Maravai Intermediate Holdings” and together with Maravai Holdings, each, a “Maravai Guarantor” and collectively, the “Maravai Guarantors”).
WHEREAS, Seller, Parent, Merger Sub, Maravai LifeSciences Holdings, Maravai Intermediate Holdings (collectively, the “Parties”) are party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 5, 2021 (the “Effective Date”);
WHEREAS, pursuant to Section 8.10 of the Merger Agreement, the Merger Agreement may be amended with an instrument in writing executed and delivered on behalf of each of the Parties; and
WHEREAS, the Parties desire to amend the Merger Agreement as stated in this Amendment effective as of the Effective Date.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and Employee each hereby agree as follows:
Section 1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Section 2.Effectiveness.     The terms of this Amendment shall automatically become effective as of the Effective Date, with no further action required of the Parties. If the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Amendment shall also be automatically terminated concurrently therewith, with no further action required of the Parties.
Section 3.Burlingame Facility Payments. Schedule I attached hereto sets forth payments already made, and payments anticipated to be made prior to Closing, by the Company with respect to the relocation of the Burlingame facility. The Parties hereby agree that the “Payment Amounts” or “Anticipated Payment Amounts” listed on Schedule I, in each case, to the extent actually paid by the Company prior to the Closing in relation to the applicable vendor and contract as listed on Schedule I, shall be deemed to increase the amount of Cash for purposes of the Merger Agreement (it being acknowledged and agreed that such amounts shall be subject to the adjustment mechanics pursuant to Section 1.9 of the Merger Agreement). For the avoidance of doubt, such payments shall not affect Closing Working Capital or Target Working

Capital. The Parties agree that Schedule I may be updated from time to time after the date hereof by the written consent of Parent and Seller (email being sufficient).
Section 4.Approved Contracts. Schedule II attached hereto sets forth certain contracts that the Company has entered into after the Effective Date (the “Approved Contracts”). The Parties hereby consent to the Company entering into the Approved Contracts and hereby agree that, in accordance with Section 1.7 of the Merger Agreement, the Merger Consideration shall not be reduced (whether through the Working Capital Adjustment or increases in Closing Liabilities, Indebtedness or Transaction Expenses) by any amounts payable as of the Closing or the Measurement Time that are required to be paid by the Company pursuant to the Approved Contracts. For the avoidance of doubt, amounts payable or accrued under such Approved Contracts shall not affect Closing Working Capital or Target Working Capital. The Parties agree that Schedule II may be updated from time to time after the date hereof by the written consent of Parent and Seller (email being sufficient).
Section 5.Payment of Merger Consideration. The Parties hereby acknowledge and agree that Parent shall, concurrently with the Closing, cause Merger Sub to make the payments set forth in Section 1.8(b) of the Merger Agreement (it being acknowledged that nothing herein shall relieve Parent of its obligations under the Merger Agreement).
Section 6.Economic Transfer. Subject to the terms and conditions of the Merger Agreement (except as and to the extent expressly set forth herein), the Closing under the Merger Agreement shall be deemed to have occurred on, and the Closing Date shall be, September 2, 2021. Notwithstanding that, pursuant to the applicable provisions of the CGCL, the effective time of the Merger (the “California Effective Time”) will be such time as the Certificate of Merger and such other documents as may be required by the CGCL are filed and deemed effective with and by the Secretary of State of the State of California, the parties to the Merger Agreement agree that the transactions and effects thereof shall, to the extent allowable under applicable Law, be deemed to have occurred on (and the parties shall otherwise be obligated to cause such transactions to be deemed effective as of) the Closing Date. In furtherance of the foregoing, the parties to the Merger Agreement agree that the benefits and burdens of the Company and its business shall be deemed to have been transferred to Merger Sub as of September 2, 2021 (the “Economic Transfer”), and the parties to the Merger Agreement shall take any further action necessary or desirable to vest the interests and obligations in Merger Sub as shall be required to put the parties in the positions they would have occupied if the California Effective Time had occurred contemporaneously with the Economic Transfer. For the avoidance of doubt, from and after the Closing Date, the Surviving Corporation will succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub.
Section 7.Amendments.
7.01Section 1.3 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.”
7.02Section 1.4 of the Agreement is hereby deleted and replaced in its entirety with the following:
“Bylaws. The Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.”
7.03The following definition shall be added to Section 8.18 (Definitions) of the Agreement:
“Measurement Time” means as of 11:59 p.m. Pacific Standard Time on the Closing Date. Notwithstanding the foregoing, (i) Cash, (ii) Closing Working Capital (and, therefore, the Working Capital Adjustment), (iii) Closing Liabilities and (iv) Indebtedness shall be determined without giving any effect to any transactions occurring at the Closing or after the Closing and prior to the Measurement Time outside of the ordinary course of business of the Company.
7.04The words “as of the Closing” in Sections 1.7 (Merger Consideration) and 1.9(a) (Determination of Closing Working Capital) of the Agreement shall be replaced with “as of the Closing or as of the Measurement Time, if such component is calculated as of the Measurement Time”. The words “as of immediately prior to Closing” in the definitions of “Cash”, “Closing Working Capital” and “Indebtedness” shall be replaced with “as of the Measurement Time”. The words “as of the Measurement Time” shall be inserted immediately after “‘Closing Liabilities’ means” in the definition of “Closing Liabilities”.
Section 8.Miscellaneous.
8.01Continuance of the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.
8.02Counterparts. This Amendment may be executed by counterpart signatures, each of which signatures shall be deemed an original, all of which together shall constitute one in the same instrument. Furthermore, delivery of a copy of such signatures by facsimile transmission, email or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Amendment by such party, and such electronic copy shall constitute an enforceable original document.

8.03Applicable Law. This Amendment shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that State, without regard to any conflict of law principles of the State of Delaware.
8.04Amendments. This Amendment shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties. No course of dealing between or among any Persons having any interest in this Amendment will be deemed effective to modify, amend or discharge any part of this Amendment or any rights or obligations of any Party under or by reason of this Amendment.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Agreement and Plan of Merger on the date first above written.
PARENT

VOYAGER GROUP HOLDINGS, INC.

By:    /s/ J.C. Wetzel
Name:     J.C. Wetzel
Title:     President and Secretary

MERGER SUB

VYGR MERGER SUB, INC.

By:    /s/ J.C. Wetzel
Name:     J.C. Wetzel
Title:     President and Secretary

[Signature Page to Amendment No. 1 Agreement and Plan of Merger]
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SELLER
MARAVAI LIFE SCIENCES, INC.
By:    /s/ Kevin Herde
Name: Kevin Herde
Title: Chief Financial Officer

MARAVAI LIFESCIENCES HOLDINGS
MARAVAI LIFESCIENCES HOLDINGS, INC.
By:    /s/ Kevin Herde
Name: Kevin Herde
Title: Chief Financial Officer

MARAVAI INTERMEDIATE HOLDINGS
MARAVAI INTERMEDIATE HOLDINGS, LLC
By:    /s/ Kevin Herde
Name: Kevin Herde
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 Agreement and Plan of Merger]
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